Exhibit 1.3

ORIX CORPORATION SHARES, ETC. HANDLING REGULATIONS

Chapter I. General Provisions

1.1 Purpose

The purpose of these Regulations is to set forth the procedures for handling ORIX shares and stock acquisition rights including procedures for exercising shareholder’s rights pursuant to the Articles of Incorporation. The matters prescribed by JASDEC and Securities Companies as well as these Regulations shall also be observed.

1.2 Scope of Application

These Regulations shall apply to ORIX and its Shareholders and agents.

1.3 Definition

The terms listed in the following items shall have the following meanings in these Regulations:

(1)

“Request for Sale” means an act in which a shareholder who holds shares less than one Unit requests the Company to sell the number of shares which would make one Unit by combining with the shares less than one Unit held by such shareholder.

(2)	“Shareholders” means shareholders and registered share pledgees.

(3)	“JASDEC” means The Japan Securities Depositary Center, Inc.

(4)	“TOB Notification” means TOB notification as provided in Article 27-3 of the Financial Instruments and Exchange Law (including Correction Report as provided in Article 27-8 thereof).

(5)	“Notification of Individual Shareholder” means notification provided in Article 154, Paragraph 3 of the Law on Transfer of Bonds and Shares, Etc.

(6)	“Securities Companies” means account management institutions such as securities companies, banks or trust banks at which shareholders of the Company have their transfer accounts.

(7)	“Proof” means proof showing that when a Shareholder (including a shareholder who has made a Notification of Individual Shareholder) makes a Request, the Request was made by such Shareholder.

(8)	“Request” means an act in which a Shareholder (including a shareholder who has made a Notification of Individual Shareholder) makes a request or exercises any other shareholder’s right.

(9)	“LVHR” means a large volume holding report as provided in Article 27-23 of the Financial Instruments and Exchange Law (including a Change Report as provided in Article 27-25).

(10)	“Sale and Purchase Report” means a report provided in Article 163 of the Financial Instruments and Exchange Law.

(11)	“Transfer Law” means the Law on Transfer of Bonds and Shares, Etc.

(12)	“These Regulations” means the SHARES, ETC. HANDLING REGULATIONS.

1.4 Administrator of the Register of Shareholders

ORIX’s Administrator of the Register of Shareholders and Handling Office of such Administrator shall be as follows:

(1)	Administrator of the Register of Shareholders:

Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

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(2)	Handling Office:

Corporate Agency Department of Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Chapter II. Recordation, etc. on Register of Shareholders

2.1 Recordation on the Register of Shareholders

2.1.1 Change to the Matters Recorded in the Register of Shareholders

Change to the matters recorded in the Register of Shareholders shall be made upon notification from JASDEC such as “Notification of All Shareholders” (Sokabunushi-tsuchi) (excluding Notification of Individual Shareholder).

2.2.2 Other Changes

In addition to the preceding paragraph, changes to matters recorded in the Register of Shareholders shall be made without notification from JASDEC if the Company is issuing new shares or otherwise as specified by laws or ordinances

2.2.3 Characters and Symbols in Use

The Register of Shareholders shall be recorded in the characters and symbols designated by JASDEC.

2.2 Notifications Related to Matters to be Stated in the Register of Shareholders

Shareholders shall notify the Company of their names and addresses through the Securities Companies and JASDEC, as required by JASDEC. The same shall apply to any changes thereof.

2.3 Representative of Corporate Shareholders

In the event that a Shareholder is a corporation, such corporation shall notify the Company of one (1) representative through the Securities Companies and JASDEC, as required by the JASDEC. The same shall apply to any changes to such representative.

2.4 Representative of Joint Shareholders

Shareholders who jointly own shares shall appoint one (1) representative and notify the Company of the name and address of such representative through the Securities Companies and JASDEC, as required by JASDEC. The same shall apply to the any changes to such representative.

2.5 Legal Representatives

Legal Representatives of Shareholders such as persons having parental authority or guardians shall notify the Company of their names and addresses through the Securities Companies and JASDEC, as required by JASDEC. The same shall apply to any changes to or any discharges to such Legal Representatives.

2.6 Notifications of Mailing Addresses for Receipt of Notices by Shareholder Residing in Foreign Countries, Etc.

Shareholders. or their Legal Representatives residing in foreign countries shall appoint a Standing Proxy who is resident in Japan or designate a mailing address in Japan to receive notices. Such shareholders or their Legal Representatives shall notify the Company of the names and addresses of the Standing Proxy or the mailing

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address for receipt of notices through the Securities Companies and JASDEC, as required by JASDEC. The same shall apply to any changes to or any discharges to such Standing Proxy or mailing address.

2.7 Other Notifications

The Handling Office of Administrator of the Register of Shareholders as provided in Article 1.4 (Administrator of the Register of Shareholders) of these Regulations shall be notified of any notifications unable to be accepted or liaised by the Securities Companies or JASDEC.

2.8 Verification Method through JASDEC

In the event that notification from Shareholders, Legal Representatives of Shareholders, and Standing Proxy of Shareholders to ORIX is made through the Securities Companies and JASDEC, such notification shall be deemed to be made from respective parties and principals who originally made the notification.

2.9 Entry to or Recordation, Etc. on Register of Stock Acquisition Rights

2.9.1 Request for Entry to or Recordation

A request for entry to or recordation on the Register of Stock Acquisition Rights (including registration, transfer or deletion of the pledge, and indication or deletion of trust asset for Stock Acquisition Rights) shall be submitted to the Administrator of the Register of Shareholders.

2.9.2 Other Handling

In addition to the preceding paragraph, handling of Stock Acquisition Rights may be provided separately.

2.10 Matters to be Notified for Stock Acquisition Rights Holder, Etc.

With regard to the matters to be notified and notification method for entry to or recordation on ORIX’s Register of Stock Acquisition Rights, the provisions of Article 2.2 (Notifications Related to Matters to be Stated in the Register of Shareholders) of these Regulations through Article 2.6 (Notifications of Mailing Addresses for Receipt of Notices by Shareholder Residing in Foreign Countries, Etc.) hereof shall be applied mutatis mutandis. Provided, however, that unless otherwise separately provided under Article 2.9.2 (Other Handling) hereof, notifications shall be made to the attention of the Administrator of the Register of Shareholders.

Chapter III. Shareholder Verification

3.1 Shareholder Verification

3.1.1 Identity Verification

In the event that a Shareholder (including a shareholder who has made a Notification of Individual Shareholder) makes a Request, such Shareholder shall attach or submit Proof. Provided, however, that in the event ORIX is able to verify on its own that the Request was made by such Shareholder, no attachment or submission thereof shall be required.

3.1.2 When Identity Verification is Unnecessary

In the event that the Request from a Shareholder to ORIX was made through the Securities Companies and JASDEC, such Request may be deemed to be made by the Shareholder making the Request. In such case, no Proof may be required.

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3.1.3 Request made by an Agent

In the event that the Request is made by an agent for a Shareholder, a power of attorney to which the relevant Shareholder signs or affixes his/her name and seal as well as documents to establish the genuineness of such power of attorney shall be attached in addition to following certain procedures provided in the preceding two (2) paragraphs. Such power of attorney shall include the agent’s name and address.

3.1.4 Identity Verification of Agent

The provisions in paragraphs 1 and 2 above shall apply to an agent of a Shareholder.

Chapter IV. Procedures for Exercising Shareholder’s Right

4.1 Minority Shareholder’s Right, Etc.

If Among the Request, a Shareholder exercises the Minority Shareholders’ Right, Etc., as defined in Article 147, Paragraph 4 of the Transfer Law directly against ORIX, a document to which such Shareholder signs or affixes his/her name and seal shall be submitted with a notice of receipt of the Notice of Individual Shareholder.

4.2 Submission of Materials Upon Request

Upon Requests made by Shareholders, the Company may require such Shareholders to submit any necessary materials for the Company to confirm its legality or any other necessary matters, or any materials necessary for share transfer procedures.

4.3 Entry of Agenda Proposed by Shareholders to the Reference Documents for the General Meeting of Shareholders

4.3.1 The volume of the Reference Documents for the General Meeting of Shareholders

Pursuant to the provision of Article 93, Paragraph 1 of the Enforcement Rules of the Company Law, when shareholders propose the agenda of the General Meeting of Shareholders, the volume designated by ORIX shall be as follows:

(1)	For the reason for such proposal, no more than 400 characters per agenda.

(2)	For proposed agenda regarding election of directors which should be contained in the reference documents for the General Meeting of Shareholders, no more than 400 characters per candidate.

4.3.2 Handling in the case of exceeding the volume designated by the Company

When the number of characters provided for in the preceding paragraphs exceeds 400 characters, ORIX, at its discretion, may summarize within 400 characters after clearly indicating that ORIX is providing a summary.

4.4 Method for Request of Purchase of Shares Less Than One Unit

In the event that a shareholder who holds shares less than one Unit requests the Company to purchase such shares, such request shall be made through the Securities Companies and JASDEC, as required by JASDEC, and an application for transfer, with the payment date of the purchase price subject to such purchase request being the transfer date of shares to be transferred subject to such purchase request, shall be made concurrently with such purchase request.

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4.5 Determination of Purchase Price

4.5.1 The purchase price per share

The purchase price per share subject to the purchase request in the preceding Article shall be the closing price of the Company shares at an auction market held by the Tokyo Stock Exchange on the day which the purchase request reaches the Handling Office of Administrator of the Register of Shareholders. Provided, however, that if no trading of the Company shares takes place on such day or the day falls on a holiday of such stock exchange, the purchase price shall be the price at which the Company shares are first traded subsequent to such day.

4.5.2. The purchase price

The purchase price shall be the amount equal to the purchase price per share pursuant to the preceding paragraph multiplied by the number of shares subject to the purchase request.

4.6 Payment of Purchase Price

Unless otherwise provided separately by ORIX, ORIX shall pay the purchase price to the applicant on the fourth (4th) business day immediately following the day on which the purchase price is determined, as required by JASDEC. Provided, however, that when such purchase price includes rights for dividends on retained earnings or share splits and the like, the purchase price shall be paid on or prior to the record date.

4.7 Transfer of Shares Purchased

Shares less than one Unit for which a purchase request by ORIX has been made shall be transferred to the transfer account of ORIX on a day on which payment of the purchase price or procedures for payment is completed pursuant to the preceding Article.

4.8 Exceptional Rules for Foreign Currency Bonds subject to Requests for Purchase of Shares Less than One Unit

4.8.1 In the case of the exercise of stock acquisition rights in relation to bonds with stock acquisition rights issued by the Company outside of Japan

Handling of requests to purchase shares less than one Unit issued upon the exercise of stock acquisition rights in relation to bonds with stock acquisition rights (including former convertible bond prior to the amendment by Law No. 128 of 2001) issued by ORIX outside of Japan, shall be governed by the provisions of the relevant agreement relating to the issuance of the relevant bonds, if separately prescribed in such agreement, to the extent so provided.

4.8.2. In the case of the exercise of stock acquisition rights issued by the Company outside of Japan

Handling of requests to purchase shares less than one Unit issued upon the exercise of stock acquisition rights issued by ORIX outside of Japan, shall be governed by the provisions of the relevant agreement relating to the issuance of the relevant stock acquisition rights, if expressly prescribed in such agreement, to the extent so provided.

4.9 Method for Request of Sale of Shares Less than One Unit

When a shareholder who holds shares less than one Unit requests Request for Sale, such Request for Sale shall be made through the Securities Companies and JASDEC, as required by JASDEC.

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4.10 Request for Sale Exceeding Number of Treasury Shares

In the event that the total number of shares for which Requests for Sale were made on the same day in unclear order exceeds the number of treasury shares of the Company to be transferred, all Request for Sale made on that day shall have no effect.

4.11 Effective Date of the Request for Sale

The Request for Sale shall take effect when the request reaches the Handling Office of Administrator of the Register of Shareholders.

4.12 Determination of Sale Price

4.12.1 The sale price per share

The sale price per share shall be the closing price of the Company shares at an auction market held by the Tokyo Stock Exchange on the effective date of the Request for Sale. Provided, however, that if no trading of the Company shares takes place on such day or the day falls on a holiday of such stock exchange, the sale price shall be the price at which the Company shares are first traded subsequent to such day.

4.12.2. The sale price

The sale price shall be the amount equal to the sale price per share pursuant to the preceding paragraph multiplied by the number of shares subject to the Request for Sale.

4.13 Transfer of Shares Sold

Transfer of treasury shares equivalent to the number of shares for which a Request for Sale has been made to the transfer account of the shareholder who made such Request for Sale shall be applied for on the day when the payment by the shareholder of the amount of the sale price to the bank account designated by ORIX, as required by JASDEC, has been confirmed through the Securities Companies.

4.14 Suspension Term of Acceptance of Request for Sale

4.14.1 Suspension Term of Acceptance

ORIX shall suspend acceptance of any Request for Sale for the period between the date that is ten (10) business days prior to each of the following dates of each year to each of the following dates:

(1)	March 31;

(2)	June 30;

(3)	September 30;

(4)	December 31; and

(5)	Other dates such as “shareholders fix dates” (Kabunushi-kakutei-bi) as designated by JASDEC.

4.14.2. Other cases

Notwithstanding the preceding paragraph, ORIX may suspend acceptance of a Request for Sale as it deems necessary.

4.15 Exceptional Rules for Foreign Currency Bonds subject to Requests for Sale of Shares Less than One Unit

The provisions of Article 4.8 (Exceptional Rules for Foreign Currency Bonds subject to Requests for Purchase of Shares Less than One Unit) shall be applied mutatis mutandis to sales of shares less than one Unit.

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Chapter V. Exception for Special Account

5.1 Exception for Special Accounts

Handling of special accounts including identity verification of Shareholders with special accounts shall be governed by the provisions of the account management institutions of such special accounts as well as those of JASDEC

Chapter VI. Commission

6.1 Commissions

6.1.1 Commissions

There shall be no commission charged with respect to the handling of ORIX shares.

6.1.2. Other cases

Notwithstanding the preceding paragraph, commission which Shareholders will pay or have paid to the Securities Companies and JASDEC shall be borne by the shareholders.

Chapter VII. A request to the Securities Companies and JASDEC

7.1 Justifiable Reason in Relation to Notification of All Shareholders

ORIX may request Notification of All Shareholders from JASDEC for the following or other justifiable reasons:

(1)	if the board of directors or an executive officer authorized to decide matters relating to the execution of business determines the necessity of a notification to current holders of shares;

(2)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines that the current holders of shares should be reflected on the Register of Shareholders;

(3)

if the procedures for confirming the intention of Shareholders, (including those who are entitled to exercise their voting rights and other rights as shareholders and other related parties; the same shall apply hereinafter through Article 7.1, Paragraph 6 and Article 7.2, Paragraph 1 to 3) are taken;

(4)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information to ensure smooth communication with Shareholders and smooth implementations of other IR activities;

(5)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information upon acknowledgement of the

possibility	of a Request;

(6)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information in connection with submissions or non-submissions of “LVHR”, “TOB Notification”, “Sale and Purchase Report”, or any other procedures or action taken pursuant to any laws or regulations; and

(7)

In addition to the preceding paragraphs (1) through (6), if the board of directors or an executive officer authorized to decide on matters relating to the execution of business reasonably determines the necessity of a Notification on a case-by-case basis.

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7.2 Justifiable Reason for Information Provision Request

ORIX may make a request as provided in Article 277 of Transfer Law to Securities Companies or JASDEC for the following or other justifiable reasons:

(1)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information to ensure smooth communication with Shareholders and smooth implementations of other IR activities;

(2)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information upon acknowledgement of the possibility of a Request;

(3)

if the board of directors or an executive officer authorized to decide on matters relating to the execution of business determines the necessity to confirm a Shareholder’s information in connection with submissions or non-submissions of “LVHR”, “TOB Notification”, or “Sale and Purchase Report” or any other procedures or actions taken pursuant to any laws or regulations; and

(4)

In addition to the preceding paragraphs (1) through (3), if the board of directors or an executive officer authorized to decide on matters relating to the execution of business reasonably determines the necessity of a provision request on a case-by-case basis.

Chapter VIII. Miscellaneous Provisions

8.1 Principal Department

The principal department in charge of this Regulation shall be the Group Corporate Administration Department. The amendment/repeal of this Regulation shall be subject to Regulation Management Rule.

SUPPLEMENTARY PROVISIONS

1. Effective Date

This Regulation takes effect on March 1, 2021.

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